Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Announces Completion of Acquisition of Encore,
Entry into New $1.6 Billion Credit Facility and
Extension of Tender Offers for Encore Senior Subordinated Notes
News Release
Released at 11:30 p.m. CST
     DALLAS — March 9, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury”) announced today that it has closed its acquisition of Encore Acquisition Company (“Encore”), entered into a new $1.6 billion 24-bank credit facility, and briefly extended its tender offers for Encore senior subordinated notes. With the merger, Denbury becomes one of the largest oil-focused independent oil and natural gas companies in the United States. The combined company will continue to be known as Denbury Resources Inc. (the “Company”) and will be headquartered in Plano, Texas.
Merger
     The merger closed this evening following approval by the stockholders of both Denbury and Encore at meetings held this morning, and subsequent completion of closing documentation. In the merger, Denbury issued approximately 134.4 million shares of its common stock and paid approximately $829.4 million in cash to Encore stockholders. The number of Denbury shares issued to Encore public holders represents an exchange ratio of 2.4048 Denbury shares and $15.00 in cash for each previously outstanding share of Encore common stock, based on an overall 30% cash and 70% stock pro ration of the overall consideration, subject to different ratios for all-cash and all-stock elections made by Encore stockholders. The Denbury shares issued to Encore stockholders will represent approximately 33.9% of Denbury’s issued and outstanding common stock after the merger, based upon Denbury shares outstanding at January 31, 2010.
     Trading in Encore’s common stock on the New York Stock Exchange (NYSE: EAC) terminated after market close today, March 9th.
New Credit Facility
     Denbury today entered into a new Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and 23 other lenders that are parties thereto. The Credit Agreement provides for an initial borrowing base and aggregate lenders’ commitment of $1.6 billion. Denbury anticipates that after draws under the facility to fund the Encore merger, approximately $600 million to $700 million will remain available under the credit facility. Denbury’s new bank credit facility is secured by substantially all of its producing oil and natural gas properties.

Tender Offers
     Denbury announced its intention to accept for purchase all of Encore’s senior subordinated notes tendered by holders pursuant to cash tender offers and related consent solicitations commenced on February 8, 2010 for $600 million aggregate principal amount of three series of outstanding Encore senior subordinated notes. As of 5:00 p.m. Eastern Time on March 9, 2010, tenders and consents had been received with respect to (i) $108,216,000 aggregate principal amount, or 72%, of Encore’s outstanding 6.25% Senior Subordinated Notes due 2014, (ii) $268,801,000 aggregate principal amount, or 90%, of Encore’s outstanding 6.0% Senior Subordinated Notes due 2015, and (iii) $123,515,000 aggregate principal amount, or 82%, of Encore’s outstanding 7.25% Senior Subordinated Notes due 2017. Denbury announced that the original expiration of the cash tender offers and consent solicitations set for 5:00 p.m., Eastern Time on March 9, 2010 for notes of these series has been extended until 10:00 a.m., Eastern Time on March 10, 2010. The purchase of tendered notes will be financed with a portion of the net proceeds from Denbury’s $1.0 billion of 8 1/4% Senior Subordinated Notes Due 2020 sold early last month. Denbury will assume Encore’s position as obligor on the remainder of all Encore senior subordinated notes which remain outstanding, and, in accordance with the applicable indentures, will, within 30 days after consummation of the merger, notify the holders thereof of their right to resell those notes to Denbury at 101% of the face amount thereof.
     If the principal amount of the Encore notes purchased pursuant to the tender offers and the subsequent rights of holders to sell the remaining notes to Denbury totals less than $600 million, Denbury will redeem that portion of its 8 1/4% Senior Subordinated Notes Due 2020 in a principal amount equal to the difference between $600 million and the aggregate principal amount of Encore notes so purchased, at 100% of face value of its 8 1/4% notes, plus interest accrued and unpaid to but not including the date of redemption.
     In the merger, J.P. Morgan Securities Inc. acted as exclusive financial advisor to Denbury and Barclays Capital Inc. acted as exclusive financial advisor to Encore. Baker & Hostetler LLP acted as counsel to Denbury, and Baker Botts L.L.P. and Latham & Watkins LLP as counsel to Encore.
Cautionary Note on Forward-Looking Statements
     Certain statements in this release may constitute “forward-looking statements” within the meaning of Federal securities laws. The events and circumstances referred to in forward-looking statements are subject to numerous risks and uncertainties that are detailed in Denbury’s filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 8-K. Investors and securities holders are urged to consider closely the disclosure in our Annual Report on Form 10-K, available free of charge on our internet site (www.denbury.com). You can also obtain this form from the SEC on the SEC’s internet site (www.sec.gov) or by calling 1-800-SEC-0330. These risks and uncertainties are incorporated by this reference as though fully set forth herein and these events and circumstances may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

     All written and oral forward-looking statements attributable to Denbury or persons acting on its behalf are expressly qualified in their entirety by such factors.
For further information contact:
DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
Laurie Burkes, Investor Relations Manager, 972-673-2166
www.denbury.com